Execution Version

Exhibit 10.1

Certain information identified by “[REDACTED]”) has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

Royal Bank of Canada

609 Main Street, Suite 3600
Houston, Texas 77002

CONFIDENTIAL

August 10, 2021

Evolve Transition Infrastructure LP

1360 Post Oak Blvd, Suite 2400
Houston, Texas 77056

Attention: Charles C. Ward, Chief Financial Officer

Re:Commitment Letter – Amendment and Extension to Senior Secured Credit Facility

Dear Mr. Ward:

Reference is hereby made to that certain Third Amended and Restated Credit Agreement, dated as of March 31, 2015, by and among Evolve Transition Infrastructure LP, a Delaware limited partnership (formerly known as Sanchez Midstream Partners LP) (the “Borrower” or “you”), each of the Lenders party thereto, and Royal Bank of Canada (“RBC”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (as amended, restated, supplemented or otherwise modified through the date hereof (the “Existing Credit Agreement”).  Capitalized terms used but not defined in this commitment letter (together with Exhibit A attached hereto, this “Commitment Letter”) shall have the meanings set forth in the Existing Credit Agreement.

You have requested that RBC agree to (a) purchase at par and assume the Loans and Revolving Loan Commitments of each Lender (other than RBC) on or prior to the Maturity Date (the “Loan Assumption”), (b) enter into an amendment to the Existing Credit Agreement to (i) extend the Maturity Date under the Existing Credit Agreement to September 30, 2023, (ii) provide for a term loan facility in an aggregate principal amount of up to $65,000,000 (the “Amended Term Facility”) and a revolving credit facility in an aggregate principal amount of $5,000,000 (together with the Amended Term Facility, the “Amended Credit Facilities”) and (iii) effect the other amendments described in Exhibit A hereto (the “Term Sheet”) (the amendments referred to in this clause (b), the “Specified Amendments”), and (c) provide the entire principal amount of the Amended Credit Facilities.  The Existing Credit Agreement, as amended by the amendments referred to in clause (b) of the immediately preceding sentence, is referred to as the “Amended Credit Agreement”.

1.Commitment.

RBC is pleased to advise you of (a) its agreement to consummate the Loan Assumption (subject to the cooperation of each Lender (other than RBC)), which shall occur immediately prior to the effectiveness of the Specified Amendments, (b) its consent to the Specified Amendments and (c) its commitment to provide the entire principal amount of the Amended Credit Facilities, in each case on the terms set forth in this Commitment Letter and subject solely to the conditions precedent set forth in Section 5 of this Commitment Letter.  It is understood and agreed that the Borrower may elect that the aggregate principal amount of the Amended Term Facility as of the Closing Date be less than $65,000,000, provided that after giving effect to any such election, the Minimum Availability Condition (as defined in the Term Sheet) is satisfied on the Closing Date.  For the avoidance of doubt, RBC agrees to provide the entire principal amount of the Amended Term Loan Facility, as such amount is elected by the Borrower prior to the Closing Date and in any event not to exceed $65,000,000.

By executing this Commitment Letter, you agree that RBC, acting alone or through or with affiliates selected by it, will act as the sole lead arranger and sole bookrunner for the Amended Credit Agreement, and that RBC will continue to act as the sole Administrative Agent under the Amended Credit Agreement.  You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than to RBC or as expressly contemplated in this Commitment Letter) will be paid in connection with the Amended Credit Agreement unless agreed to by RBC in writing.

The Borrower hereby represents and warrants that, taken as a whole, none of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to RBC in connection with the transactions contemplated hereby (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma financials, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that these items as they relate to future events are not to be viewed as fact and that the actual results during the period or periods covered thereby may differ in material respects.

2.Fees and Expenses.

As consideration for RBC’s agreement herein to structure and arrange the Amended Credit Agreement, the Borrower hereby agrees to pay the following non-refundable fees to RBC:

(i)an arrangement and structuring fee (the “Arrangement & Structuring Fee”) in an amount equal to $[REDACTED]; and

(ii)an upfront fee (the “Upfront Fee”) in an aggregate amount equal to [REDACTED] of the aggregate principal amount of the Amended Credit Facilities on the Closing Date (as defined in the Term Sheet).

The Arrangement & Structuring Fee and the Upfront Fee will be fully earned and shall be due and payable in full in cash on the Closing Date. All fees shall be payable in U.S. dollars in immediately available funds free and clear of, and without deduction for, any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes). Once paid, all fees will be nonrefundable under all circumstances and will not be subject to any counterclaim, setoff or other impairment or right of recession or turnover. At the sole discretion of RBC, all or any portion of any fees may be allocated to any affiliate thereof.

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3.Indemnification; Expenses.

You agree that in no event shall any of RBC, its affiliates or its or their directors, officers, employees, advisors or agents (each, as applicable, an “Arranger-Related Person” or an “Indemnitee”) have any Liabilities (as defined below), on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter or any other agreement or instrument contemplated hereby; provided that, nothing in this sentence shall relieve you of any obligation you may have to indemnify an Indemnitee, as provided in the immediately following paragraph, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.  You agree, to the extent permitted by applicable law, not to assert any claims against any Arranger-Related Person for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Commitment Letter or any other agreement or instrument contemplated hereby. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

You further agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, this Commitment Letter and/or the Amended Credit Agreement, including the execution of definitive credit documentation, the closing of the Amended Credit Agreement or the use or contemplated use of proceeds of the Amended Credit Facilities, and such indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the Restatement (Second) of Torts of one or more of the Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

You agree to reimburse RBC for all reasonable and documented out-of-pocket fees and expenses (including, without limitation, the reasonable and documented legal fees and expenses of counsel to RBC and due diligence expenses) incurred by it in connection with the transactions contemplated hereby, whether or not the Amended Credit Agreement becomes effective.

4.Confidentiality.

The terms of this Commitment Letter are confidential and may not be disclosed in whole or in part by you to any other entity or person without the prior written consent of RBC except (a) for the disclosure hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors, in each case on a confidential basis, (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) to the extent reasonably necessary in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, and (d) to fulfill any public filing requirement (provided that the fees specified herein shall not be publicly disclosed).

You acknowledge that RBC and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  You also acknowledge that

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RBC has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

RBC agrees to maintain the confidentiality of the Information provided to it by the Borrower in connection with the transactions contemplated hereby in accordance with Section 12.11 of the Existing Credit Agreement, which is incorporated herein mutatis mutandis.

5.Conditions.

RBC’s commitment hereunder and its agreement to perform the services described herein are subject to (a) our not becoming aware after the date hereof of any information or other matter affecting the Borrower or the transactions contemplated hereby that is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof and that materially and adversely affects the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and the Guarantors, taken as a whole, and (b) the conditions set forth under “Conditions” in the Term Sheet.  Upon satisfaction or waiver of such conditions, the Amended Credit Agreement shall become effective.

6.Independent Contractor; Absence of Fiduciary Relationship.

You agree that RBC will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between RBC, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between RBC and, if applicable, its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction, RBC and, if applicable, each of its affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, RBC and, if applicable, its affiliates, have not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether RBC or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Borrower or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby and (iii) RBC is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.  Any review by RBC or any of its affiliates of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of RBC and shall not be on behalf of the Borrower.  The Borrower agrees that it will not claim that RBC has rendered any advisory services or assert any claim against RBC based on an alleged breach of fiduciary duty by RBC in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of RBC or any of its affiliates acting as a financial advisor to the Borrower or any of its affiliates, on the one hand, and the engagement of RBC hereunder and the transactions contemplated hereby, on the other hand.

7.Terms of Commitment; Survival.

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If the Borrower is in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to RBC by no later than 5:00 p.m. on August 13, 2021.  This Commitment Letter and the agreements of RBC set forth herein shall automatically terminate at such time unless signed counterparts of this letter shall have been delivered to RBC in accordance with the terms of the immediately preceding sentence. Following acceptance by you, this Commitment Letter will terminate on the earlier of (a) 11:59 p.m. on September 30, 2021 and (b) the Closing Date.

8.Governing Law; Miscellaneous.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS COMMITMENT LETTER AND FOR ANY COUNTERCLAIM THEREIN.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  This Commitment Letter may not be amended or any provision of this Commitment Letter waived or modified except by an instrument in writing signed by RBC and the Borrower.  This Commitment Letter may not be assigned by any party without the prior written consent of the other party (and any purported assignment without such consent shall be null and void).  Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]

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9.Please indicate your acceptance of this Commitment Letter by signing in the space provided and returning the original copy to us. RBC is pleased to have the opportunity to assist you in connection with this proposed financing transaction.

Very truly yours,

ROYAL BANK OF CANADA

By:   /s/ Emilee Scott
Name: Emilee Scott
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and Agreed to:

EVOLVE TRANSITION INFRASTRUCTURE LP

By: Evolve Transition Infrastructure GP LLC, as general partner

By: /s/ Charles C. Ward
Name: Charles C. Ward

Title:   Chief Financial Officer

[Signature Page to Commitment Letter]

Exhibit A

Term Sheet

See attached.

Exhibit A

EVOLVE TRANSITION INFRASTRUCTURE LP

SUMMARY OF TERMS AND CONDITIONS

Senior Secured Credit Facilities

Set forth below is a summary of the principal terms and conditions for the Amended Credit Facilities.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit A is attached.

I.	AMOUNTS AND TERMS OF CREDIT FACILITIES.

Borrower:	Evolve Transition Infrastructure LP, a Delaware limited partnership (the “Borrower”).

Guarantors:	The guarantors under the Existing Credit Agreement on the Closing Date and any additional guarantor required in accordance with the Existing Credit Agreement.

Amended Credit Facilities:

Senior secured credit facilities consisting of (a) a term loan facility in an aggregate principal amount of up to $65,000,000 (the loans thereunder, the “Term Loans”) and (b) a $5,000,000 revolving credit facility (with a $2,500,000 letter of credit subfacility). Loans shall be denominated in US dollars only.

Security:

Consisting of (a) a perfected, first-priority lien on substantially all of the Loan Parties’ real and personal property (including security interests perfected by deposit account control agreements), subject to exclusions consistent with the Existing Credit Agreement and (b) certain additional credit support (“Additional Credit Support”) reasonably acceptable to the Administrative Agent.

Sole Lender:	Royal Bank of Canada.

Sole Arranger:	Royal Bank of Canada.

Administrative Agent:	Royal Bank of Canada.

Maturity Date:	September 30, 2023.

II.GENERAL PROVISIONS

Interest Rate, Commitment Fees

and Payment Dates:	Identical to the Existing Credit Agreement, except that the pricing grid set forth in the definition of “Applicable Margin” shall be amended and restated as set forth on Annex I attached hereto.

Amortization:

Quarterly amortization of the Term Loans in an amount equal to (a) $3,000,000 per fiscal quarter, commencing with the fiscal quarter ending December 31, 2021 and ending with the fiscal quarter ending December 31, 2022 and (b) $2,000,000 per fiscal quarter thereafter through the extended maturity date.  In addition, to the extent that the aggregate outstanding principal amount of the Term Loans as of September 30, 2021 exceeds $62,000,000, the Borrower shall be required to make an amortization payment of the Term Loans on September 30, 2021 in an amount equal to such excess.

Mandatory Prepayments:

Substantially identical to the Existing Credit Agreement, except that (a) the $7,500,000 threshold in the “Excess Cash Balances” mandatory prepayment section will be decreased to $3,500,000, (b) the “Borrowing Base Deficiency” and “Unused Availability” mandatory prepayment sections will be deleted and (c) a new mandatory prepayment provision will be added to require a prepayment of the Term Loans from (i) 100% of the proceeds of any MVC payments received by the Loan Parties from Carnero G&P, LLC (the “Carnero JV”) and (ii) 100% of any proceeds distributed to the Loan Parties from any return of credit support to the Carnero JV by Mesquite Energy, Inc.

Borrowing Base:	None. The Borrowing Base concept and any provisions associated therewith will be deleted.

Conditions:	The closing and effectiveness of the Amended Credit Agreement will be conditioned upon the following (the date on which all such conditions precedent are satisfied or waived, the “Closing Date”):

(a)	The Borrower and the other Loan Parties shall have delivered to the Administrative Agent (i) a duly executed copy of the Amended Credit Agreement, (ii) duly executed reaffirmations of existing guarantees and security documents and (iii) the Additional Credit Support.

(b)	The Administrative Agent shall have received (i) charter documents, incumbency certificates and written resolutions authorizing the Borrower and the other Loan Parties to enter into the Amended Credit Agreement and reaffirmations referred to in clause (a) above, all certified by an officer of the Borrower or the applicable other Loan Party and (ii) certificates of good standing with respect to the Borrower and each other Loan Party.

(c)

The Administrative Agent shall be reasonably satisfied that on the Closing Date (and after giving effect to the transactions contemplated hereby) the Borrower shall have unused availability under the Amended Credit Facilities of not less than $2,500,000 (this clause (c), the “Minimum Availability Condition”)

(d)

The Administrative Agent shall have received financial projections of the Borrower and its Subsidiaries for the period commencing with the 2021 fiscal year and continuing through the 2023 fiscal year, prepared by the Borrower in good faith and based on assumptions believed by the Borrower to be reasonable at the time made.

(e)

The Administrative Agent shall have received a legal opinion of Sidley Austin LLP, special New York counsel and Texas local counsel to the Borrower and the Guarantors, in form and substance reasonably acceptable to the Administrative Agent with respect to matters incidental to the Amended Credit Facilities.

(f)

The representations and warranties of the Borrower or the Guarantors set forth in the Existing Credit Agreement and in each other Loan Document to which it is a party, shall be true and correct in all material respects on and as of the Closing Date (except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such specified earlier date); no Default or Event of Default shall then exist under the Existing Credit Agreement or any of the other Loan Documents; since December 31, 2020, there shall have been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and no, action, suit, investigation or other proceeding is pending or threatened before any arbitrator or governmental authority seeking to restrain, enjoin or prohibit or declare illegal, or seeking damages from the Borrower in connection with, the Existing Credit Agreement or Amended Credit Agreement or that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(g)	The Administrative Agent and the Lender shall have received all fees and expenses required to be paid on or before the Closing Date.

(h)

The Administrative Agent and the Lender shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer,” “beneficial ownership,” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), to the extent requested at least five (5) business days prior to the Closing Date.

Conditions to each Credit Event:	Substantially identical to the Existing Credit Agreement, except that the $7,500,000 threshold in Section 6.02(f) of the Existing Credit Agreement will be decreased to $3,500,000.

Representations and Warranties:	Substantially identical to the Existing Credit Agreement, but with appropriate modifications to account for the amendments specified herein (e.g., removal of borrowing base provisions).

Affirmative Covenants:	Substantially identical to the Existing Credit Agreement, but with appropriate modifications to account for the amendments specified herein.

Financial Covenants:

Substantially identical to the Existing Credit Agreement; provided that (a) the maximum Total Net Debt to Adjusted EBITDA ratio shall be amended to 3.25 to 1.00 and (b) the definition of “Total Net Debt” shall be amended to replace the reference to “$7,500,000” therein with “$5,000,000”.

Negative Covenants:

Substantially identical to the Existing Credit Agreement, but with appropriate modifications to account for the amendments specified herein; provided that the Investments negative covenant shall permit (i) certain energy transition investments in an amount to be agreed and (ii) other energy transition investments in an amount equal to (1) any capital contributions made to the Borrower for such purpose plus (2) the aggregate net cash proceeds of equity issuances (other than Disqualified Capital Stock) by the Borrower, in each case on or after the Closing Date.

Events of Default:

Substantially identical to the Existing Credit Agreement; provided that it shall be an Event of Default if Additional Credit Support (if any) is released or terminated and replacement Additional Credit Support is not provided within a time period to be agreed upon.

Assignments & Participations:	Substantially identical to the Existing Credit Agreement.

Expenses and Indemnification:	Substantially identical to the Existing Credit Agreement.

Release:	Substantially identical to the Ninth Amendment to the Existing Credit Agreement.

Loan Documentation Updates:	The Amended Credit Agreement will contain customary provisions with respect to LIBOR replacement, erroneous payments and counterparts/electronic execution.

Administrative Agent’s Counsel:	Mayer Brown LLP.

Annex I

Amended Pricing Grid

Maximum Total Net Debt to Adjusted EBITDA	Eurodollar Loan	ABR Loan	Commitment Fee Rate
< 2.00:1.00	2.75%	1.75%	0.500%
> 2.00:1.00 but < 2.50:1.00	3.00%	2.00%	0.500%
> 2.50:1.00 but < 3.00:1.00	3.25%	2.25%	0.500%
> 3.00:1.00	3.50%	2.50%	0.500%